Exhibit 7

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REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this Agreement), dated as of October 13, 2006, by and between Tercica, Inc., a Delaware corporation (the Company), Ipsen, S.A., a French société anonyme (Ipsen) and Suraypharm, a French société par actions simplifiée, a subsidiary of Ipsen (Suraypharm and, together with Ipsen and the Company, the Parties).

WHEREAS, Ipsen, Suraypharm and the Company have entered into certain investment documents including a Stock Purchase and Master Transaction Agreement, dated as of July 18, 2006 (the Purchase Agreement), and the Company has delivered, or agreed to deliver subject to specified conditions, the Warrant and the Convertible Notes (as those terms are defined in the Purchase Agreement);

WHEREAS, the Parties desire to enter into this Agreement in order to, among other things, set forth the rights of the Investors (as defined below) to cause the Company to register the Registrable Securities (as defined below) with the U.S. Securities and Exchange Commission (the SEC) for resale pursuant to the U.S. Securities Act of 1933, as amended (the Securities Act); and

WHEREAS, the execution and delivery of this Agreement is a condition to the Parties’ obligations to close the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants set forth herein, the Parties hereby agree as follows:

Section	1. Definitions and Interpretation.

(a) Each of the following terms, when used in this Agreement, shall have the meaning set forth below:

Affiliate means, with respect to any Person, any Person that (directly or indirectly) controls, is controlled by or is under common control with such Person (and, for the purposes hereof, the term control means the power to direct the management and policies of such Person (directly or indirectly), whether through ownership of securities, by contract or otherwise (and the terms controlling and controlled have the meanings correlative to the foregoing)).

Affiliation Agreement has the meaning set forth in the Purchase Agreement.

Agreement has the meaning set forth in the preamble.

Business Day means in respect of determining a date related to registration contemplated hereunder, any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, and, in all other cases, any day on which banks are not required or authorized by applicable law to close in the City of New York.

Company has the meaning set forth in the preamble.

Company Indemnified Person has the meaning set forth in Section 5(b).

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Company Common Stock means the common stock, par value $0.001 per share, of the Company.

Effectiveness Deadline has the meaning set forth in Section 2(a).

Exchange Act means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Filing Deadline has the meaning set forth in Section 2(a).

Holder means any person owning of record Registrable Securities.

Holder Indemnified Persons has the meaning set forth in Section 5(a).

Indemnified Party has the meaning set forth in Section 5(c).

Indemnifying Party has the meaning set forth in Section 5(c).

Initiating Holders has the meaning set forth in Section 2(a).

Ipsen has the meaning set forth in the preamble.

Investors shall mean Ipsen, Suraypharm and each Affiliate thereof.

IRA means that certain Amended and Restated Investors’ Rights Agreement, dated as of July 9, 2003, as amended, by and among the Company and certain of its stockholders.

IRA Registrable Securities has the meaning ascribed to the term “Registrable Securities” under the IRA.

Kingsbridge Registration means any registration pursuant to that certain Registration Rights Agreement, dated as of October 14, 2005, by and between the Company and Kingsbridge Capital Limited.

Material Event has the meaning set forth in Section 4(a)(xi).

Most Recent SEC Report has the meaning set forth in Section 2(d).

Non-Organized Sales means sales that are not Organized Sales.

Non-Organized Sale Limit has the meaning set forth in Section 2(c).

Non-Registration Period means the one-year period beginning on the second anniversary of the effectiveness of the first registration by the Company pursuant to Section 2; provided, however, that the beginning of such period shall be extended by such number of days as (i) pursuant to Section 2(a)(v), the Company is not obligated to effect a registration as a result of a public offering commenced within 90 days prior to the second anniversary of the effectiveness of such first registration (as extended by clauses (i) and (ii) of this paragraph), and (ii) if such first registration is a Shelf Registration Statement, the ability of the Initiating Holders thereof to sell

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shares thereunder is suspended pursuant to Section 4(a)(xi) prior to the second anniversary of the effectiveness of such first registration (as extended by clauses (i) and (ii) of this paragraph).

Note Shares means the shares of Company Common Stock issued upon conversion of the Convertible Notes (as such term is defined in the Purchase Agreement).

Organized Sales means any of the following: (i) any underwritten offering with a minimum aggregate offering price, net of underwriting discounts and commissions, of at least $10 million; (ii) any offering of Registrable Securities in connection with which the holders of Registrable Securities utilize a placement agent or agents with a minimum anticipated aggregate offering price, net of placement agent fees and commissions, of at least $10 million; and (iii) sales to a single purchaser or group of purchasers in a single transaction or series of related transactions with a minimum aggregate offering price of at least $5 million.

Person means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or governmental entity.

Purchase Agreement has the meaning set forth in the recitals to this Agreement.

register (and registered and registration) means a registration effected by preparing and filing a registration statement in compliance with the Securities Act with the SEC, and the declaration or ordering of the effectiveness by the SEC of, or automatic effectiveness of, such registration statement.

Registrable Securities means (i) the Shares, the Note Shares and the Warrant Shares, and (ii) all shares of Company Common Stock related to the Shares, the Note Shares and the Warrant Shares issued in connection with any exchange, conversion, stock split, stock dividend, distribution, recapitalization or similar event of the Company; provided, however, that Registrable Securities shall not include any of the above shares (i) sold by a person to the public either pursuant to a Registration Statement or Rule 144 under the Securities Act, (ii) sold to any person in a private transaction in which the right the cause the Company to register Registrable Securities is not assigned pursuant to Section 6, and (iii) held by a Holder during any such period that all Registrable Securities held by such Holder could be sold without restriction under Rule 144 under the Securities Act during the following ninety day period.

Registration Statement means a registration statement under the Securities Act covering the registration of all or any portion of the Registrable Securities.

Rights Holder Registration means any registration pursuant to Sections 2.5 or 2.7 of the IRA.

SEC has the meaning set forth in the recitals.

Securities Act has the meaning set forth in the recitals.

Shares means the shares of Company Common Stock issued pursuant to the Purchase Agreement.

Shelf Registration Statement has the meaning set forth in Section 2(a).

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Suspension Notice has the meaning set forth in Section 4(a)(xi).

Unrelated Registration Statement means (i) a Kingsbridge Registration; (ii) a Rights Holder Registration; (iii) any registration (A) relating to an employee benefit plan (as defined in Rule 405 under the Securities Act), or (B) relating to the issuance and sale of, or the resale of, securities issued in a transaction pursuant to Rule 145 under the Securities Act, or (iv) on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of the Registrable Securities.

VLL Agreement means that certain Common Stock Agreement, dated as of January 21, 2005, as amended, by and between the Company and Venture Lending & Leasing IV, LLC.

VLL Registrable Securities has the meaning ascribed to the term “Registrable Securities” under the VLL Agreement.

Warrant Shares means the shares of Company Common Stock issued upon exercise of the Warrant (as such term is defined in the Purchase Agreement).

Withdrawn Registration has the meaning set forth in Section 2(d).

(a) Any capitalized term used in this Agreement without definition shall have the meaning assigned thereto in the Purchase Agreement.

(b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(c) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(d) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(e) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(f) Any definition of or reference to any contract, document, instrument or other record herein shall be construed as referring to such contract, document, instrument or other record as from time to time amended, supplemented, restated or otherwise modified.

(g) Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.

(h) The words “herein”, “hereof” and “hereunder “, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(i) Unless the context otherwise requires, all references herein to Sections shall be construed to refer to Sections of this Agreement; all references herein to the preamble and recitals shall be construed to refer to the preamble and recitals to this Agreement.

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(j) The headings and captions used in this Agreement are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section	2. Demand Registration Rights.

(a) The Company hereby covenants and agrees that if the Company shall receive, at any time after the one year anniversary of this Agreement, a written request from a Holder or Holders (the Initiating Holders) that the Company file a registration statement under the Securities Act covering the registration of all or any portion of Registrable Securities then held by the Initiating Holders (a Registration Statement) and the anticipated gross aggregate offering price (based on the Company’s then-current share price) is reasonably expected to exceed $10 million (or if less constitutes all of the remaining Registrable Securities), then the Company shall as soon as reasonably practicable, and in any event within 60 calendar days of the receipt of such request (the Filing Deadline), file a Registration Statement under the Securities Act covering all Registrable Securities which the Initiating Holders have requested to be registered and cause such Registration Statement to be declared effective by the SEC as soon as reasonably practicable, but in no event later than 90 calendar days of the receipt of such request (the Effectiveness Deadline); provided that in the event that the Company is informed by the SEC that the SEC will review such Registration Statement, the Effectiveness Deadline shall be extended by 60 calendar days from the date otherwise calculable hereunder). At the request of the Initiating Holders, such Registration Statement may be for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a Shelf Registration Statement).

Notwithstanding this Section 2(a), the Company shall not be obligated to effect any registration pursuant to this Section 2(a): (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act, (ii) if the request for registration occurs during the Non-Registration Period, (iii) during the period starting with the filing of, and ending on the date 180 calendar days following the date any registration requested hereunder was initially declared or automatically became effective, (iv) following the Non-Registration Period, during the period starting with the filing of, and ending on the date 180 calendar days following the final date upon which a Shelf Registration Statement was effective, or (v) during the 90 calendar day period following the closing date of a public offering by the Company. Without the consent of the Initiating Holders, the Company shall not include securities other than Registrable Securities to be sold by the Initiating Holders in any registration effected pursuant to this Section 2(a).

(b) The Company shall keep any Registration Statement filed pursuant to Section 2(a) continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of Registrable Securities requested to be registered by the Initiating Holders, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the SEC as in effect from time to time, (i) if such Registration Statement is not a Shelf Registration Statement, for a period of up to 90 days or, if earlier, until the date on which all Registrable Securities covered by such Registration Statement have been sold pursuant thereto, and (ii) if such Registration Statement is a Shelf Registration Statement, until the date on which all Registrable Securities covered by such Registration Statement have been sold pursuant thereto. Notwithstanding the foregoing, the Company shall not be required to keep any Registration Statement effective during (x) the Non-Registration Period or (y) following the Non-Registration Period, for a period exceeding six months.

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(c) As a condition to the filing of any Registration Statement filed pursuant to this Section 2, the Investors agree that so long as they collectively have beneficial ownership of ten percent or more of the outstanding Company Common Stock, the Investors will not sell shares registered pursuant to this Agreement other than through Organized Sales; provided, however, that the Investors may sell such shares through Non-Organized Sales for so long as the total number of shares sold by the Investors in all Non-Organized Sales does not exceed an aggregate of fifteen percent (15%) of the Company’s outstanding Common Stock (as measured at the time of the most recent sale) (the Non-Organized Sale Limit). Notwithstanding the foregoing, in the event that (i) the placement agent or underwriter of an Organized Sale requests reasonable lock-up agreements from stockholders of the Company other than the Investors in a manner consistent with industry practice, (ii) such other stockholders do not agree to the lock-up requested in a manner consistent with industry practice, and (iii) such Organized Sale is aborted by the Investors or the requesting underwriter or placement agent in connection with clause (ii), then the Non-Organized Sale Limit shall be increased by the number of Registrable Securities proposed to be included in such Organized Sale.

(d) The Initiating Holders shall have the right (in their sole discretion) to terminate or withdraw any registration (a Withdrawn Registration) under this Section 2 prior to the effectiveness of such registration whether or not the Company or any other Person has included securities therein, in which case the Company will no longer be required to proceed with such registration; such withdrawn registration shall not count as a registration for purposes of this Section 2 and the Initiating Holders, not the Company, shall bear any and all expenses of any registration begun under this Section 2 (including expenses of the Company) the request of which has been withdrawn by the Initiating Holders, unless (i) there is a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, after the filing date of the most recent annual report or, if later, the most recent quarterly report, of the Company filed with the SEC on a Form 10-K or Form 10-Q, as the case may be, filed prior to the making of the relevant request for registration under Section 2(a) and prior to the making of the relevant request for registration under Section 2(a) (the Most Recent SEC Report) or (ii) the Most Recent SEC Report includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. If the Initiating Holders are required to bear such expenses, such expenses shall be borne by the Initiating Holders in proportion to the number of Registrable Securities for which registration was requested.

Section	3.

(a) Piggyback Rights. If at any time after the one year anniversary of this Agreement the Company proposes to register (whether in a primary offering pursuant to which the Company is selling securities or in a registration effected by the Company for its stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities (other than an Unrelated Registration Statement), and at such time there is not an effective Registration Statement covering all of the Registrable Securities then held by the Holders, the Company shall, at such time, promptly give the Holders written notice of such registration. Upon the written request of the Holders given within twenty (20) calendar days after mailing of such notice by the Company, the Company shall cause to be registered under the Securities Act all of the Registrable Securities that the Holders have requested to be registered; provided that if the total number of securities, including Registrable Securities requested to be

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included by the Holders in such offering, exceeds the amount of securities to be sold that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that amount of securities, including Registrable Securities, which the underwriters determine will not jeopardize the success of the offering; provided that the number of Registrable Securities, IRA Registrable Securities and VLL Registrable Securities to be included in such offering shall in no event be less than twenty-five percent of the total offering. The Holders, the holders of IRA Registrable Securities and the holders of VLL Registrable Securities shall share such portion of the Company’s offering allocated to selling stockholders on a pro rata basis based upon their relative ownership of the Company’s outstanding stock carrying piggyback registration rights.

(b) If the Company intends to distribute the shares registered pursuant to this Section 3 by means of an underwriting, a Holder’s right to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and such Holder entering into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting, it being agreed and understood that no such underwriting agreement shall require a Holder to (i) provide representations and warranties other than in respect of the Holder’s organizational matters and its authority to enter into such underwriting agreements (and related agreements such as a custody agreement and a power of attorney), title to the shares of Company Common Stock to be sold by such Holder and information provided by such Holder for use in the Registration Statement or (ii) provide indemnification or contribution to any Person other than on the terms set forth in Section 5 below.

(c) Notwithstanding Section 9(a), for so long as the total number of IRA Registrable Securities exceeds ten percent of the outstanding Company Common Stock, the provisions of Section 3(a) may be amended or waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), with and only with the written consent of (i) the Company, (ii) the Holders of a majority-in-interest of the Registrable Securities then held by the Holders if at the time of such amendment or waiver, the total number of Registrable Securities exceeds ten percent of the outstanding Company Common Stock, and (iii) the holders of a majority-in-interest of the then-outstanding IRA Registrable Securities (not including the “Founder Shares” as such term is defined in the IRA); provided, however, that if at the time of such amendment or waiver the total number of Registrable Securities is less than ten percent of the outstanding Company Common Stock and the written consent of the Holders of a majority-in-interest of the Registrable Securities then held by the Holders is not required to give effect to such amendment or waiver by operation of subclause (ii) of this Section 3(c), and such waiver or amendment materially and adversely affects the rights of the Holders of Registrable Securities and does not materially and adversely affect the rights of the holders of IRA Registrable Securities in the same manner, then such waiver or amendment shall require the consent of the Holders of a majority-in-interest of the Registrable Securities then held by the Holders.

Section	4. Obligations of the Company; Expenses; Procedures Relating to Registration.

(a) Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall:

(i) Prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, cause such Registration Statement to become effective, and if such registration statement is a demand registration statement pursuant to Section 2 keep such registration statement effective in accordance with Section 2(b);

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(ii) Subject to Section 4(a)(xi), prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable effectiveness period;

(iii) As promptly as possible, furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

(iv) As promptly as possible, register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be necessary to effect the sale by the Holders of such securities; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless (A) the Company is already subject to service in such jurisdiction or (B) required by the Securities Act;

(v) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering (subject to the Holders having also entered into and performed its obligations under such an agreement);

(vi) As promptly as possible, cause all such Registrable Securities so registered to be listed on the national securities exchange or automated quotation service on which the Company Common Stock is then listed;

(vii) Enter into all such arrangements with the transfer agent and registrar of the Company Common Stock as may be required in connection with the offer and sale of the Registrable Securities so registered and ensure that the CUSIP number for such Registrable Securities is the same as the CUSIP number for the Company Common Stock;

(viii) In the event of any underwritten public offering, cause to be furnished, on the date on which such Registrable Securities are sold to the underwriter: (i) an opinion, dated such date and addressed to the underwriters, of counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and (ii) a comfort letter, dated such date and addressed to the underwriters, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering;

(ix) Shall not cause any other registration of Company Common Stock (or securities convertible into, or exchangeable or exercisable for, Company Common

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Stock), whether for its own account or for the account of any other Person (other than an Unrelated Registration Statement) to become effective within 90 calendar days following the completion of any Organized Sale (or such shorter period as required by the managing underwriter or placement agent);

(x) Provide the Holders, any participating underwriter and any attorney, accountant or other agent retained by the Holders or such underwriter, reasonable access, during normal business hours and upon prior notification, to appropriate officers of the Company and the Company’s subsidiaries to ask questions and to obtain information reasonably requested by any such Person and make available for inspection all financial and other records and other information, pertinent corporate documents and properties of any of the Company and its subsidiaries and affiliates as may be reasonably necessary to enable them to undertake customary due diligence; provided, however, that such Persons shall, at the Company’s request, first agree in writing with the Company that any information that is reasonably and in good faith designated by the Company as confidential at the time of delivery of such information shall be kept confidential by such Persons and shall be used solely for the purposes of exercising rights under this Agreement, unless (A) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of governmental or regulatory authorities, (B) disclosure of such information is required by law (including any disclosure requirements pursuant to federal securities laws in connection with the filing of any Registration Statement or the use of any prospectus referred to in this Agreement) or necessary to defend or prosecute a claim brought against or by any such Persons (e.g., to establish a “due diligence” defense), (C) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by any such Person, or (D) such information becomes available to any such Person from a source other than the Company and such source is not known to be bound by a confidentiality agreement; and

(xi) In the event of: (A) the issuance by the SEC of a stop order suspending the effectiveness of a Registration Statement or the initiation of proceedings with respect to a Registration Statement under Section 8(d) or 8(e) of the Securities Act, (B) the occurrence of any event or the existence of any fact (a Material Event) as a result of which any Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any related prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (C) the occurrence or existence of any pending corporate development that, in the reasonable discretion of the Company’s Board of Directors, would cause the failure to suspend the availability of a Registration Statement and related prospectus to be seriously detrimental to the Company and its stockholders:

(1) in the case of clause (B) above, subject to the next sentence, as promptly as practicable prepare and file, if necessary pursuant to applicable law, a post-effective amendment to such Registration Statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document that would be incorporated by reference into such Registration Statement and related prospectus so that such Registration Statement

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does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, and, in the case of a post-effective amendment to a Registration Statement, subject to the next sentence, use all commercially reasonable efforts to cause it to be declared effective as promptly as is practicable, and

(2) give notice to the Holders that the availability of such Registration Statement is suspended (a Suspension Notice) and, upon receipt of any Suspension Notice, the Holders agree not to sell any Registrable Securities pursuant to such Registration Statement until the Holders’ receipt of copies of the supplemented or amended prospectus provided for in clause (1) above, or until it is advised in writing by the Company that such prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus, or until the maximum number of applicable days set forth in clauses (B) or (C) in the following paragraph have passed.

The Company will use all commercially reasonable efforts to ensure that the use of the prospectus may be resumed (x) in the case of clause (A) above, as promptly as is practicable, (y) in the case of clause (B) above, as soon as, in the sole judgment of the Company, public disclosure of such Material Event would not be prejudicial to or contrary to the interests of the Company or, if necessary to avoid unreasonable burden or expense, as soon as practicable thereafter (but in no event for more than the lesser of 10 calendar days and the number of days which, aggregated with all other suspensions under clauses (B) and (C) above would result in the total number of suspended days in any twelve month period to exceed thirty (30) days) and (z) in the case of clause (C) above, as soon as in the reasonable discretion of the Company, such suspension is no longer necessary to avoid serious detriment to the Company and its stockholders (but in no event for more than the lesser of 10 calendar days and the number of days which, aggregated with all other suspensions under clauses (B) and (C) above would result in the total number of suspended days in any twelve month period to exceed thirty (30) days).

(b) In connection with any registration hereunder, the Holders shall furnish to the Company or to the managing underwriters of an offering, if any, such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be reasonably required to effect the registration of Registrable Securities.

(c) Except as provided in Section 2(d), all expenses incurred in effecting any registration pursuant to this Agreement (including all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration) shall be borne by the Company. All underwriting discounts, fees and disbursements of counsel for the Holders, brokers or other selling commissions and stock transfer taxes applicable to the sale of Registrable Securities shall be borne by the Holders.

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(d) With a view to making available to the Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit the Holders to sell securities of the Company to the public without registration or pursuant to a Form S-3 Registration Statement, the Company agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times that the Company is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act, (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act and (iii) furnish to the Holders, forthwith upon request: (A) a written statement by the Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act at all times after it has become subject to such reporting requirements, or that it qualifies as a registrant whose securities may be resold pursuant to a Form S-3 Registration Statement at any time after it so qualifies, (B) a copy of the most recent annual or quarterly report of the Company and such other statements, reports and other documents filed by the Company with the SEC, and (C) such other information as may be reasonably requested in availing the Holders of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to a Form S-3 Registration Statement.

(e) From the date hereof until termination of this Agreement: (i) the Company shall continue to use all commercially reasonable efforts to qualify for registration on Form S-3 Registration Statements for secondary sales and (ii) the Company shall not take any action designed to materially impair or otherwise adversely affect the rights of the Holders hereunder.

Section 5. Indemnification and Contribution. In the event any Registrable Securities are included in a Registration Statement contemplated by this Agreement:

(a) To the extent permitted by applicable law, the Company will indemnify and hold harmless the Holders, each of its officers, directors and partners, legal counsel, and accountants and each Person controlling the Holders within the meaning of Section 15 of the Securities Act, with respect to which registration has been effected pursuant to this Agreement, and each underwriter, if any, and each of its officers, directors, and each Person who controls, within the meaning of Section 15 of the Securities Act, any underwriter (the Persons referred to herein, the Holder Indemnified Persons), against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any Registration Statement, or amendment thereto, or in any preliminary prospectus, final prospectus, “issuer free writing prospectus” (as defined in Rule 433 of the Securities Act), offering circular, or other document (including any related registration statement, notification, or similar document) incident to any such registration, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any in any preliminary prospectus, final prospectus or issuer free writing prospectus, or in any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, or (iii) any violation (or alleged violation) by the Company of applicable law (including the Securities Act, any state securities laws or any rule or regulation thereunder) applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, and the Company will reimburse each Holder Indemnified Person for any legal and any other expenses (including expenses of enforcement of obligations hereunder) incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided that the Company will not be

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liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by a Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any Person controlling such Holder, such underwriter or any Person who controls any such underwriter and stated to be specifically for use therein; and provided further that the indemnity agreement contained in this Section 5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which a registration is being effected pursuant to this Agreement, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration, and each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act (a Company Indemnified Person), against all claims, losses, damages and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any Registration Statement, or amendment thereto, or in any preliminary prospectus, final prospectus, summary prospectus, “issuer free writing prospectus” offering circular, or other document (including any related registration statement, notification or similar document) incident to any such registration or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any in any preliminary prospectus, final prospectus or issuer free writing prospectus, or in any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, and will reimburse each Company Indemnified Person for any legal and any other expenses (including expenses of enforcement of obligations hereunder) incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement , preliminary prospectus, final prospectus, summary prospectus, issuer free writing prospectus, offering circular, or other document (including any related registration statement, notification or similar document) in reliance upon and in conformity with written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, and any Person controlling such Holder and stated to be specifically for use therein; provided that that the indemnity agreement contained in this Section 5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld, delayed or conditioned; and provided further that in no event shall any indemnity under this Section 5(b) exceed the net proceeds from the offering received by such Holder (except in the case of fraud or willful misconduct by such Holder).

(c) Each Person entitled to indemnification under this Section 5 (an Indemnified Party) shall give notice to the Person required to provide indemnification under this Section 5 (an Indemnifying Party) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnification may be sought hereunder, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party, which approval shall not be unreasonably

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withheld, delayed or conditioned, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5, except to the such failure is materially prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party (on the one hand) and of the Indemnified Party (on the other) in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense, as well as any other relevant equitable considerations; provided that (i) in no event shall a Holder be required to contribute any amount when combined with the amounts paid or payable by such Holder (if any) pursuant to Section 5(b) in excess of the net proceeds from the offering received by such Holder and (i) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the Parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superceded by the underwriting agreement entered into in connection with an underwritten public offering, the obligations of the Company and the Holders under this Section 5 shall survive the consummation of any offering of Registrable Securities in a Registration Statement under this Agreement, and otherwise and shall survive the termination of this Agreement.

Section 6. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be transferred or assigned by the Investors to a transferee or assignee of such Registrable Securities that acquires at least 1,500,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, recapitalizations and other similar transactions after the date hereof). The Investors shall, within thirty (30) calendar days after such transfer or assignment, furnish the Company with written notice of the name and address of such transferee or assignee and the

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Registrable Securities with respect to which such registration rights are being assigned. Such transfer or assignment shall be effective only upon, and such transferee shall constitute a Holder hereunder, such transferee or assignee agreeing to be bound by and subject to the terms and conditions of this Agreement (to the extent of the obligations of the Investors hereunder).

Section 7. Limitations of Subsequent Registration Rights. For so long as the provisions of Section 3 of the Affiliation Agreement remain in effect, the Company shall not, without the prior written consent of the Ipsen, enter into any agreement or amend any existing agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder: (a) to include such securities in any registration unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders to be included or (b) to demand registration of any securities held by such holder or prospective holder; provided, however, that the foregoing limitation shall not apply to any holder or prospective holder of any securities of the Company acquired in connection with any issuance of securities of the Company in compliance with the provisions of Section 3(v) of the Affiliation Agreement. From and after the date the provisions of Section 3 of the Affiliation Agreement shall cease to be effective, the Company agrees that prior to effecting any registration (other than a Rights Holder Registration, a Kingsbridge Registration or a registration effected for the Holders), the Company shall provide the Holders with written notice at least 15 Business Days prior to effecting any such registration.

Section 8. Termination of Agreement. Subject to the provisions of Section 5(f), this Agreement shall terminate and be of no further force or effect in the event that there shall cease to be any Registrable Securities outstanding for a period of 90 days or more.

Section	9. Miscellaneous.

(a) Subject to the provisions of Section 3(c), with the written consent of (i) the Company and (ii) the Holders of a majority-in-interest of the then-outstanding Registrable Securities, the obligations of the Company and the rights of the Holders of the Registrable Securities under this Agreement may be waived or amended (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely).

(b) This Agreement is for the sole and exclusive benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give, or be construe to give, to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof.

(c) All notices, consents, waivers, and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand to the Party to be notified, (ii) when sent by facsimile if sent during the normal business hours of the Party to be notified, if not, then on the next Business Day or (iii) when received by the Party to be notified, if sent by an internationally recognized overnight delivery service, specifying the soonest possible time and date of delivery, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties from time to time). All such notices and other communications shall be sent:

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(A)	if to the Investors, to:

Ipsen, S.A.

42, rue du Docteur Blanche

75016 Paris

France

Attention: General Counsel

Facsimile: +33 1 4496 1188

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer, LLP

520 Madison Avenue, 34th Floor

New York, NY 10022

UNITED STATES OF AMERICA

Attention: Matthew L. Jacobson, Esq.

Facsimile: +1 212 277 4001

and

(B)	if to the Company to:

Tercica, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94005

UNITED STATES OF AMERICA

Attention: General Counsel

Facsimile: +1 650 238 1520

with a copy (which shall not constitute notice) to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306

UNITED STATES OF AMERICA

Attention: Suzanne Sawochka Hooper

Facsimile: +1 650 849 7400

(d) This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Any such counterpart may be delivered to a Party by facsimile.

(e) If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity,

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illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

(f) This Agreement, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

(g) This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the law of the State of New York.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

TERCICA, INC.
Name: Title:

IPSEN, S.A.
Name: Title:

SURAYPHARM
Name: Title: